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                  [LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]

                                                                    Exhibit 99.1

August 1, 1997


The Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland 21046


Members of the Board:

Reference is made to our opinion letter dated June 30, 1997 with respect to the proposed merger transaction involving JP Foodservice, Inc. ("JP Foodservice") and Rykoff-Sexton, Inc. ("Rykoff-Sexton").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of JP Foodservice in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion as Appendix B to the Joint Proxy Statement/Prospectus of JP Foodservice and Rykoff-Sexton relating to the proposed merger.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary-Opinions of Financial Advisors to JP Foodservice" and "The Merger-Opinions of Financial Advisors to JP Foodservice" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Goldman, Sachs & Co.